Exhibit (n)(1)

Consent of Independent Registered Public Accounting Firm

We consent to incorporation by reference in this Post-Effective Amendment No. 9 to the Registration Statement (No. 333-216665) on Form N-2 of Monroe Capital Corporation and Subsidiaries (collectively, the Company) of our reports dated March 5, 2019, relating to the consolidated financial statements and the effectiveness of internal control over financial reporting of the Company appearing in the Annual Report on Form 10-K for the year ended December 31, 2018 and incorporated by reference in this Registration Statement. We consent to the use of our report dated March 5, 2019, relating to the senior securities table appearing in this Registration Statement.

We also consent to the reference to our firm under the captions “Senior Securities”, "Independent Registered Public Accounting Firm" and “Financial Statements” in such Registration Statement.

/s/ RSM US LLP

Chicago, Illinois

June 21, 2019